UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 19, 2017

XcelMobility Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54333	98-1102006
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2225 East Bayshore Road, Suite 200 Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 320-1728

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.02. Termination of Material Definitive Agreement.

On May 19, 2017, the Board of Directors (the “Board”) of XcelMobility Inc. (the “Company”) unanimously approved the termination of the legal relations and contractual agreements pursuant to which the Company, through its wholly-owned subsidiary, Shenzhen CC Power Investment Consulting Co. Ltd. (“CC Investment”), acquired contractual control over the business operations and affairs of Shenzhen CC Power Corporation, a company organized under the laws of the People’s Republic of China (“CC Power”).

On August 22, 2011, CC Investment entered into the following contractual agreements with CC Power and Xili Wang, the sole shareholder of CC Power at the time and a former executive officer of the Company: (1) an Entrusted Management Service Agreement, pursuant to which CC Investment agreed to provide, and CC Power agreed to accept, exclusive management services for the business and operations of CC Power, (2) a Technical Services Agreement, pursuant to which CC Investment agreed to provide, and CC Power agreed to accept, exclusive technical services for the business and operations of CC Power, (3) an Exclusive Purchase Option Agreement, pursuant to which Ms. Wang granted CC Investment an irrevocable and exclusive option to purchase the equity and/or assets of CC Power for nominal consideration, (4) a Loan Agreement, pursuant to which CC Investment agreed to lend 10,000,000 RMB to Ms. Wang to use solely for the business and operations of CC Power, and (5) an Equity Pledge Agreement, pursuant to which Ms. Wang pledged all the equity interests in CC Power to guarantee the obligations of Ms. Wang and CC Power (and the rights and benefits of CC Investment) under the Entrusted Management Service Agreement, the Technical Services Agreement, the Exclusive Purchase Option Agreement and the Loan Agreement.

On August 25, 2016, Zhixiong Wei, the Chairman of the Board and Chief Executive Officer of the Company, acquired 100% of the equity interest in CC Power from Xili Wang pursuant to an Agreement on Equity Transfer. In connection with the change in ownership of CC Power, CC Investment entered into a new set of controlling agreements with CC Power and Mr. Wei, as the sole shareholder of CC Power, including an Entrusted Management Service Agreement, a Technical Services Agreement, an Exclusive Purchase Option Agreement, a Loan Agreement, and an Equity Pledge Agreement, on substantially the same terms and conditions set forth in the original controlling agreements. Pursuant to an Assignment and Novation Agreement dated August 25, 2016, by and among CC Power, CC Investment, Ms. Wang and Mr. Wei, the parties acknowledged that the new CC Power controlling agreements replaced the original controlling agreements in their entirety, meaning that as of August 25, 2016, Ms. Wang assigned to Mr. Wei all of her rights as the CC Power shareholder under the controlling agreements, and Mr. Wei assumed all of the obligations of the CC Power shareholder under such agreements. As a result of the Assignment and Novation Agreement, the original controlling agreements were terminated and replaced in their entirety by the new set of controlling agreements among CC Investment, CC Power and Mr. Wei.

The Board’s decision to terminate the controlling agreements and legal relations among CC Investment, CC Power, and Ms. Wang and Mr. Wei, as the former and current shareholders of CC Power, was a result of CC Power’s continuing operational losses and lack of working capital to maintain and grow its business. As a result of the Board’s decision, the Company will no longer have contractual control over, or legal relations with, CC Power. Mr. Wei, as the sole shareholder of CC Power, will have control over the business and affairs of CC Power, and will be solely responsible for determining whether to maintain or terminate the business and operations of CC Power, including any related expenses. In connection with the termination of these agreements, the parties have agreed that all outstanding loans and obligations among the Company, its subsidiaries, CC Power, Mr. Wei and Ms. Wang have been waived, and that no party will make any claim against any other party for any amount owed under the 2011 controlling agreements or the 2016 controlling agreements.

SECTION 8 – OTHER EVENTS

Item 8.01. Other Events.

Termination of Subsidiaries’ Business

On May 19, 2017, in connection with the decision to terminate the contractual agreements and relationship between CC Investment and CC Power, the Board unanimously decided to terminate the business and operations of the Company’s two wholly-owned subsidiaries, CC Mobility Limited, a limited liability company organized under the laws of Hong Kong (“CC Mobility”), and CC Investment, a limited liability company organized under the laws of the People’s Republic of China.

The Board’s decision was a result of the unpredictability of the online lottery authorization from China’s Ministry of Finance, as well as the continued operational losses and lack of working capital of CC Power, the main operating entity under the contractual control of CC Investment (as described in Item 1.02 above). In connection with the Board’s decision, the Board and Mr. Renyan Ge, a member of the Board and former executive officer of the Company, agreed that Mr. Ge will be solely responsible for undertaking the termination of the business and operations of CC Mobility and CC Investment, including all related expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XcelMobility Inc.,
a Nevada Corporation

Dated: May 24, 2017	By:	/s/ Zhixiong Wei
Zhixiong Wei
Chief Executive Officer